Exhibit 99.1

FOR IMMEDIATE RELEASE

ETRIALS AND RELSYS ANNOUNCE PARTNERSHIP AND CO-DEVELOPMENT INITIATIVE

Companies to Offer Unprecedented Research Insight Through a Unified Post-marketing and Clinical Safety Data Warehouse

Morrisville, NC and Irvine, CA—June 18, 2006—etrials Worldwide, Inc., an eClinical software and services company, and Relsys International, the leading provider of software solutions for adverse event reporting, today announced a joint initiative to integrate the etrials eClinical Suite and Relsys’Argus Safety Web. When completed, a standards-driven integration will allow automatic bi-directional data flow between the two systems.

As a result of this integration between the etrials eClinical Suite and Relsys’Argus Safety Web, life science organizations can take advantage of improved operational efficiencies. Organizations will have the ability to holistically view both clinical and post-marketing surveillance data in a unified safety data warehouse which will allow for more robust signal detection and management. In addition, the data reconciliation process, which is timely and expensive, will be significantly improved with this integration.

Pharmaceutical, biotechnology and contract research organizations are constantly seeking ways to improve their productivity and the accuracy of data from source to report. Traditionally, there has been no fully integrated offering in the market to bring together these two critical application areas. As a result, organizations have had to ensure that clinical and post-marketing data is accurately delivered to the safety department for proper adjudication, oftentimes in a time consuming, manual process.

“etrials truly understands the value of an integrated platform,” said Dave Bajaj, President and CEO of Relsys International. “By integrating our Argus Safety Web with etrials eClinical system, we can offer a robust and comprehensive solution that will enable sponsors to more rapidly and automatically report adverse events and adjust their clinical trials as necessary in near real time.”

“Being able to identify and report critical patient safety data is more important than ever,” said John Cline, CEO of etrials. “We are delighted to partner with Relsys International, the leader in safety reporting systems. etrials and Relsys together will set new standards to meet the industry’s need for fully automatic integrated electronic data systems.”

About etrials®
etrials Worldwide, Inc., (Nasdaq: ETWC, ETWCW, ETWCU) is an eClinical software and services company offering pharmaceutical, biotechnology and contract research organizations worldwide a suite of technology-based tools including electronic data capture, electronic patient diaries, interactive voice response and clinical trial management. etrials believes that our people, process and technology are fundamental to assisting the pharmaceutical industry in bringing new drugs to market faster and more efficiently. Visit us at www.etrials.com. (etwcg)

About Relsys International
Relsys International provides a complete systems solution for pharmacovigilance and risk management that help pharmaceutical, biotech and medical device companies improve drug safety and ensure ongoing compliance with global regulations. The company, founded in 1987, works in partnership with its customers to develop and deliver innovative solutions to long-term business needs, and to provide critical components to support its clients’ corporate risk management strategies. Argus Safety™, the company’s flagship product, is the world’s best selling adverse event reporting software, and is used by more of the leading pharmaceutical companies than any other solution. Relsys is a privately held company, headquartered in Irvine, California. For more information, visit www.relsys.net, or call +1 949-453-1715.

etrials is a registered trademark of etrials Worldwide, Inc. Other marks belong to their respective owners.

Forward-Looking Statements
This announcement contains forward-looking statements, including statements regarding future software development and integration, that involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, delays in the current schedule for integrating our software products with Relsys Internatonal’s software products, or unanticipated difficulties in integrating such products. More information about potential factors which could cause actual results to differ from the forward looking statements included in this announcement is included in our filings with the Securities and Exchange Commission, including the “Risk Factors” section of our Form 8-K/A filed on March 30, 2006.  All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

etrials Contacts:
Investors/Media: Lorra Gosselin etrials Worldwide, Inc. 919.653.3400 lorra.gosselin@etrials.com	Investors: Ashton Partners Lauren Murphy 617.342.8152 lmurphy@ashtonpartners.com	Media: Ashton Partners Mike Banas 312.553.6704 mbanas@ashtonpartners.com

Relsys Contact:
Sanket Agrawal
Relsys International Inc.
949.453.1715
Sanket.agrawal@relsys.net